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                                                                    EXHIBIT 21.0


                                 State of Incorporation
           Name                       or Organization              Ownership
           ----                       ---------------              ---------


Red Oak Farms, Inc.                        Iowa                       100%

Midland Cattle Company                     Iowa                       100%

Red Oak Feeders, LLC                       Iowa                       100%

My Favorite Jerky, LLC                     Colorado                    60%

Here's The Beef Corp.                      Nevada                      80%